Exhibit 99.1

Thomas J. Shara President & CEO Joseph F. Hurley EVP & CFO 973-697-2000

Lakeland Bancorp Announces the Sale of a Portion of Leasing Portfolio

Oak Ridge, NJ – June 10, 2009 – Lakeland Bancorp, Inc. (NASDAQ: LBAI) (“Lakeland”) announced today that its wholly owned subsidiary, Lakeland Bank (“Bank”), has completed the sale for $23.6 million of four pools of leases having a combined net receivable balance of $33.1 million, including $7.4 million in non-performing assets. This will result in a second quarter pre-tax loss of $9.5 million and an after-tax loss of $5.6 million associated with these transactions. These sales are part of the Bank’s ongoing program to reduce risk within its lease portfolio.

The leases sold included all of the remaining leases acquired by the Bank from an originator, described in Lakeland’s second quarter 2008 earnings release, that had been unable to fulfill its contractual obligations to the Bank. The leases generated by that originator were sold at 66% of their net receivable value. The sales prices of the three other pools generally ranged from 87% to 95% of net receivable value.

“The risk profile of Lakeland Bank’s lease portfolio is measurably greater than our core loan portfolios. The sales announced today reflect a strategy, which we intend to continue to pursue, to accelerate the disposition of those leases that were generated by originators whose lease pools reflect enhanced risk,” noted Thomas J. Shara, President and CEO. “We have been, and remain, committed to the strategy of proactively reducing those portions of the leasing portfolio which expose the Bank to increased risks. Since the end of June 2008, our lease portfolio has been reduced from $386 million, which was 20% of total loans, to $225 million, or approximately 11% of total loans.”

Lakeland Bancorp, the holding company for Lakeland Bank, has an asset base of approximately $2.7 billion and forty-eight (48) offices spanning six northwestern New Jersey counties: Bergen, Essex, Morris, Passaic, Sussex and Warren. Lakeland Bank offers an extensive array of consumer and commercial products and services, including online banking, localized commercial lending teams and 24-hour or less turnaround time on consumer loan applications. For more information about their full line of products and services, visit their website at www.lakelandbank.com.

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FORWARD-LOOKING STATEMENTS

Any non-historical statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to several risks and uncertainties that could cause actual results to differ materially from such statements. The words “anticipates”, “projects”, “intends”, “estimates”, “expects”, “believes”, “plans”, “may”, “will”, “should”, “could”, and other similar expressions are intended to identify such forward-looking statements. Lakeland cautions that these forward-looking statements are necessarily speculative and speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time. Actual results could differ materially from such forward-looking statements. The following factors, among others, could cause actual results to differ materially and adversely from such forward-looking statements: operational factors relating to the performance of Lakeland Bank, market conditions, competitive conditions and general economic conditions. Any statements made by Lakeland that are not historical facts should be considered to be forward-looking statements. Lakeland is not obligated to update and does not undertake to update any of its forward-looking statements made herein.